Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Suzie Boland

RFB Communications Group

813.259.0345

sboland@rfbcommunications.com

HOMEOWNERS CHOICE ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS

Highlights:

Net income of $5,117,000 for the three months ended Dec. 31, 2008

Diluted earnings per share of $0.71 for the three months ended Dec. 31, 2008

Net income of $12,655,000 for the year ended Dec. 31, 2008

Diluted earnings per share of $2.08 for the year ended Dec. 31, 2008

Clearwater, Fla. – (March 10, 2009) – Homeowners Choice, Inc. (NASDAQ: HCII), a Florida-based provider of homeowners’ insurance, today announced its results of operations for the three months and year ended Dec. 31, 2008.

Net income for the fourth quarter 2008 was $5,117,000, or $0.71 per diluted share, compared with net income of $1,410,000 or $0.27 per diluted share for the fourth quarter 2007. For the year ended Dec. 31, 2008, net income was $12,655,000, or $2.08 per diluted share, compared with net income of $1,017,000 or $0.29 per diluted share for the prior year period. Net premiums earned for the fourth quarter and year ended Dec. 31, 2008 were $18,957,000 and $47,266,000 respectively.

Homeowners Choice first began operations in July of 2007. Consequently certain period to period results are not comparable.

Year 2008 Highlights:

•	Income before income taxes of $20,795,000

•	Increased policy count from 13,000 to 70,000

•	Cash on hand and short term investments at year end of $108,642,000

•	No mark to market losses in its investment portfolio

•	Remained substantially debt free

•	Increased book value per share from $2.77 to $5.42

•	Moved headquarters from Port St Lucie to Clearwater, Florida

•	Completed initial public offering on July 31, 2008

“Our disciplined strategy has resulted in steady growth while maintaining profitability,” said Richard Allen, the company’s Chief Financial Officer. “We are also pleased to report that we are substantially debt free and did not incur any mark to market losses for the year.”

Chief Executive Officer, F.X. McCahill added, “By choosing our policyholders carefully, we have been able to provide them lower premiums while building a solid company. I am proud that in this time of uncertainty we achieved significant growth during 2008 and continued to be profitable.”

The company will host an earnings conference call Tuesday, March 10, 2009, at 4:30 p.m. ET during which McCahill and Allen will discuss the fourth quarter and year end results. The call will be available live at (877) 407-9210 (toll-free). International callers should call 201-689-8049. Analysts wishing to participate in the call should contact Jay Madhu, VP-Marketing and Investor Relations, at 727-213-3660. A live audio webcast of the call will be available at http://www.ir-site.com/hcpci/events.asp. Replays of the webcast will be available until June10, 2009.

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Clearwater, Fla. The company was founded by individuals who were themselves Florida homeowners. Its wholly-owned subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., which began operations in July 2007, provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance solely to Florida property owners. The company’s principal executive offices are located at 2340 Drew St., Suite 200, Clearwater, Fla. 33765. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s registration statement filed with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition, and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	At December 31, 2008	At December 31, 2007
Assets
Cash and cash equivalents	$81,060	15,729
Short-term investments	27,582	17,055
Accrued interest and dividends receivable	63	60
Premiums receivable	5,021	3,256
Note receivable	450	—
Ceded reinsurance balances receivable	157	—
Prepaid reinsurance premiums	7,122	—
Deferred policy acquisition costs	6,292	3,163
Property and equipment, net	267	36
Deferred income taxes	3,563	653
Other assets	412	41

Total assets	$131,989	39,993

Liabilities and Stockholders’ Equity

Losses and loss adjustment expenses	14,763	1,688
Unearned premiums	67,219	19,814
Ceded reinsurance balances payable	6,136	1,060
Assumed reinsurance balances payable	—	833
Accrued expenses	1,535	832
Income taxes payable	4,704	1,266
Other liabilities	239	162

Total liabilities	94,596	25,655

Stockholders’ equity:
Preferred stock (no par value 20,000,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 6,892,668 and 5,182,000 shares issued and outstanding in 2009 and 2008)	—	—
Additional paid-in capital	23,783	13,383
Retained earnings	13,610	955

Total stockholders’ equity	37,393	14,338

Total liabilities and stockholders’ equity	$131,989	39,993

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenue
Net premiums earned	$18,957	5,342	47,266	7,034
Net investment income	469	312	1,622	602
Other	53	—	645	24

Total revenue	19,479	5,654	49,533	7,660

Expenses

Losses and loss adjustment expenses	10,516	1,758	21,528	2,742
Policy acquisition and other underwriting expenses	317	1,680	7,210	2,868
Pre-opening expenses	—	—	—	419

Total expenses	10,833	3,438	28,738	6,029

Income before income taxes	8,646	2,216	20,795	1,631

Income tax expense	3,529	806	8,140	614

Net income	$5,117	1,410	12,655	1,017

Basic earnings per share	$0.74	0.27	2.15	0.29

Diluted earnings per share	$0.71	0.27	2.08	0.29

Dividends per share	$—	—	—	—

Gross written premium	$58,101	21,532	109,330	29,360

Net written premium	$52,119	20,011	94,671	26,848